CONDENSED SEPARATE INTERIM FINANCIAL STATEMENTS FOR THE SIX-MONTH AND THREE-MONTHS PERIOD ENDED JUNE 30, 2025

CONDENSED SEPARATE INTERIM STATEMENT OF FINANCIAL POSITION
GRUPO CIBEST S.A.
As of June 30, 2025 and December 31, 2024
(Stated in millions of Colombian pesos)

	Note	June 30, 2025 *	December 31, 2024
ASSETS	-	-	-
Cash and cash equivalents	3	5,415	-
Amortized cost investments	4	1,495,357	-
Equity financial instruments	4	4,159	38
Financial assets investments	-	1,499,516	38
Investment in subsidiaries	5.0	43,884,537	-
Investment in associates and joint ventures	6.0	52,483	-
Other assets	-	292	-
TOTAL ASSETS	-	45,442,243	38
LIABILITIES AND EQUITY	-	-	-
LIABILITIES	-	-	-
Borrowings from other financial institutions	8	1,486,690	-
Preferred shares	9	555,152	-
Deferred tax, net	7	1,537,393	-
Other liabilities	-	672	-
TOTAL LIABILITIES	-	3,579,907	-
EQUITY	-	-	-
Share capital	10	480,914	-
Additional paid-in capital	-	37	37
Appropriated reserves	11	11,095,372	-
Retained earnings (loss)	-	22,148,020	-
Net profit	-	3,548,845	1
Accumulated other comprehensive income, net of tax	-	4,589,148	-
TOTAL EQUITY	-	41,862,336	38
TOTAL LIABILITIES AND EQUITY	-	45,442,243	38

The accompanying notes form an integral part of these separate financial statements.

* Includes the effects of the partial spin-off from Bancolombia S.A. to Grupo Cibest S.A. See Note 1 – Reporting Entity.

CONDENSED SEPARATE INTERIM STATEMENT OF INCOME
GRUPO CIBEST S.A.
As of June 30, 2025 and December 31, 2024
(Stated in millions of Colombian pesos)

		Accumulated	Quarterly
	Note	As of June 30, 2025 *	From April 1 to June 30, 2025
Equity Instruments		-	(9)
Equity method subsidiaries	12	3,594,214	3,594,214
Equity method of associates and joint ventures	12	6,494	6,494
Dividends	-	5	5
Equity method net income	-	3,600,713	3,600,704
Other income	12.2	15,706	15,706
Total income, net	-	3,616,419	3,616,410
Operating expenses	-	-
Salaries and employee benefits	-	(828)	(828)
Interest expenses	13.1	(43,248)	(42,248)
Administrative and general expenses	13.2	(14,820)	(14,820)
Impairment of investment at amortized cost	-	(380)	(380)
Operating expenses, net	-	(59,276)	(58,276)
Operating income	-	3,557,143	3,558,134
Income tax	-	-	-
Deferred tax	7.4	(8,298)	(8,298)
Net income	-	3,548,845	3,549,836

The accompanying notes form an integral part of these separate financial statements.

* Includes the effects of the partial spin-off from Bancolombia S.A. to Grupo Cibest S.A. See Note 1 – Reporting Entity.
Cibest began operations on September 24, 2024; therefore, there is no comparative period for these financial statements.

CONDENSED SEPARATE INTERIM STATEMENT OF COMPREHENSIVE INCOME
GRUPO CIBEST S.A.
For the six-months period ended June 30, 2025
(Stated in millions of Colombian pesos)

	Note	June 30, 2025 *
Net income	-	3,548,845
Other comprehensive income to be reclassified to the income statement	-	-
Gain on valuation of financial instruments	4.1	1,702
Related tax	7.3	(443)
Net of tax amount	-	1,259
Surplus from equity method	-	-
Effects by mergers and spin-off operations (1)	-	9,372,589
Unrealized gain/(loss) on investments in subsidiaries using equity method (1)	5	(791,588)
Gain/(loss) on valuation of investments in associates and joint ventures	6	(48)
Net of tax amount	-	8,580,955
Effects of hedge accounting application	-	-
Effects by mergers and spin-off operations and net investment hedge in a foreign operation	-	(4,028,670)
(Loss) gain on hedge of net investment in a foreign operation	5.1	54,777
Income tax	7.3	(19,172)
Net of tax amount	-	(3,993,066)
Total other comprehensive income to be reclassified to profit or loss	-	4,589,148
Other comprehensive income, net of taxes	-	4,589,148
Total comprehensive income	-	8,137,993

The accompanying notes form an integral part of these separate financial statements.
* Includes the effects of the partial spin-off from Bancolombia S.A. to Grupo Cibest S.A. See Note 1 – Reporting Entity.
Cibest began operations on September 24, 2024; therefore, there is no comparative period for these financial statements.

(1) This amount corresponds to OCI from investments of (COP 708,697) and standard harmonization of (COP 82,888).

CONDENSED SEPARATE INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A.
For the six-months period ended June 30, 2025
(Stated in millions of Colombian pesos, except per share amounts stated in pesos)

				Reserves				Accumulated other comprehensive income
	Note	Share capital	Additional paid in capital	Appropriated reserves	Discretionary Reserve	Reserve for Share Repurchase	Total reserves	Financial instruments	Equity method surplus	Total other comprehensive income, net	Retained earnings	Profit for the year	Total equity
Equity as of January 1, 2025	-	-	37	-	-	-	-	-	-	-	-	1	38
Effects of the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A. (*)	1	480,914	-	9,928,816	1,166,556	-	11,095,372	1,333	5,343,919	5,345,252	20,188,835	2,338,024	39,448,397
Reserve for equity strengthening and future growth.	11	-	-	(1,350,000)	-	1,350,000	-	-	-	-	-	-	-
Realization of retained earnings	-	-	-	-	-	-	-	-	-	-	-	-	-
Equity method from participation in subsidiaries, associates and joint ventures.	5	-	-	-	-	-	-	-	(756,031)	(756,031)	1,959,185	-	1,203,154
Income for the year	-	-	-	-	-	-	-	-	-	-	-	1,210,820	1,210,820
Other comprehensive income	-	-	-	-	-	-	-	(73)	-	(73)	-	-	(73)
Assets as of June 30, 2025	-	480,914	37	8,578,816	1,166,556	1,350,000	11,095,372	1,260	4,587,888	4,589,148	22,148,020	3,548,845	41,862,336

The accompanying notes form an integral part of these separate financial statements.

* Includes the effects of the partial spin-off from Bancolombia S.A. to Grupo Cibest S.A. See Note 1 – Reporting Entity.
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CONDENSED SEPARATE INTERIM STATEMENT OF CASH FLOW
GRUPO CIBEST S.A.
For the six-months period ended June 30, 2025
(Stated in millions of Colombian pesos)

	Nota	June 30, 2025 *
Net income	-	3,548,845
Adjustments to reconcile net income to net cash:	-	-
Equity method – subsidiaries	12	(3,594,214)
Equity method – associates and joint ventures	12	(6,494)
Accrued interest – virtual investment	12	(14,340)
Foreign exchange differences	-	(563)
Preferred share interest	13	28,650
Financial obligations interest	13	14,598
Income tax	7	8,298
Impairment of investments	-	380
Changes in operating assets and liabilities:	-	-
Increase in other assets	-	(192)
Change in other liabilities	-	672
Income tax paid	-	(110)
Net cash provided by (used in) operating activities	-	(14,470)
Cash flows from investment activities	-	-
Dividends received	-	695
Opening of investments at amortized cost	-	(1,495,518)
Cash capitalizations in investments in subsidiaries	-	(26,846)
Cancellation of investments at amortized cost	-	14,000
Interest received from investments at amortized cost	-	121
Net cash used in investing activities	-	(1,507,548)
Cash flow from financing activities:	-	-
Net cash used in financing activities	-	-
Decrease in cash and cash equivalents, before the effect of exchange rate changes	-	(1,522,018)
Cash received from spin-off	-	1,527,432
Decrease in cash	-	5,415
Cash at the beginning of the period	-	-
Cash at the end of the period	-	5,415

The accompanying notes form an integral part of these separate financial statements.

* Includes the effects of the partial spin-off from Bancolombia S.A. to Grupo Cibest S.A. See Note 1 – Reporting Entity.
Cibest began operations on September 24, 2024; therefore, there is no comparative period for these financial statements.

The statement of cash flows includes the following non-cash transactions, which were not reflected in the separate statement of cash flows.

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NOTES TO THE SEPARATE FINANCIAL STATEMENTS
GRUPO CIBEST S.A.
All amounts are expressed in millions and billions of Colombian pesos, where applicable
Foreign currency figures are expressed in thousands of the respective currency

NOTE 1. REPORTING ENTITY
Grupo Cibest S.A., hereinafter “Cibest" it is a listed issuer on the Colombian Stock Exchange (BVC), as well as on the New York Stock Exchange (NYSE), since 2025. Cibest main location is in Medellín (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales. The company was constituted under the corporate name Grupo Cibest S.A. according to public deed number 10,594 dated September 25, 2024, from the Notary Office No. 15 of Medellín. On May 12, 2025, through Public Deed No. 386 issued by Notary Office No. 30 of Medellín, the partial spin-off agreement was formalized, whereby Bancolombia S.A. (“Bancolombia”), as the spinning-off company, transferred part of its assets to Cibest, as the beneficiary company, without being dissolved.
The transaction was initially disclosed to the market on October 29, 2024, approved at the Extraordinary General Shareholders’ Meeting of Grupo Cibest held on February 20, 2025, and at the Extraordinary General Shareholders’ Meeting of Bancolombia held on April 23, 2025. It was authorized by the Superintendence of Finance of Colombia (“SFC”) through Resolutions No. 0356 dated February 28, 2025, and No. 0901 dated May 7, 2025.

The duration contemplated in the bylaws is until December 8, 2144; however, it may be dissolved or extended before that date.

Cibest´s bylaws are formalized in the public deed number 386 dated May 12, 2025, ah the 30th Notary´s Office of Medellín.

Cibest’s business purpose is to invest in movable and immovable property, particularly in shares, equity interests, or any other type of participation in Colombian and/or foreign companies or entities, as well as to manage such investments.

Cibest through its subsidiaries has international presence in the United States, Puerto Rico, Panamá, Guatemala, and El Salvador.

As of May 16, 2025, the market was informed of the completion of the corporate transactions initially disclosed on October 29, 2024 tending to evolution of the corporate structure of Bancolombia and its subsidiaries (hereinafter the “Group”), through the creation of the parent company Grupo Cibest. With the improvement of the corporate operations, Grupo Cibest became the parent or holding company of all financial institutions and other companies within the Group, including Bancolombia.

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As a result of the completion of these transactions, Bancolombia’s shareholders (excluding Cibest) became shareholders of Cibest. Cibest issued, on their behalf, the same number and class of shares (common shares and preferred dividend shares without voting rights), maintaining the same terms and conditions and ownership percentages they held in Bancolombia. Consequently, their shares in Bancolombia (excluding those held by Cibest) were cancelled. Holders of Bancolombia American Depositary Receipts (“ADR's”) received equivalent ADR's of Cibest, and their Bancolombia ADR's were cancelled.

The common shares and preferred dividend shares without voting rights issued by Cibest are listed on the Colombian Stock Exchange (BVC) under the ticker symbols “CIBEST” and “PFCIBEST,” respectively. The ADR's, representing preferred dividend shares without voting rights of Cibest, are listed on the New York Stock Exchange (NYSE) under the ticker symbol “CIB”, the same symbol under which the ADR's representing Bancolombia’s preferred dividend shares without voting rights were previously traded, prior to the completion of the corporate transactions.

Cibest’s common shares, preferred dividend shares without voting rights, and ADR's became eligible for trading as of Monday, May 19, 2025.

With the completion of the corporate transactions, Cibest became the parent or holding company of all the financial and other companies that are part of the Group, including Bancolombia.
The value of the assets, liabilities, and equity transferred from Bancolombia to Cibest as part of the partial spin-off on May 16, 2025 is as follows:

Statement of Financial Position:

Figures
ASSETS
Cash	1,527,436
Total equity financial instruments	4,247
Fiduciary Right – PA Cadenalco 75 Years	4,247
Investment in subsidiaries	41,449,137
Bancolombia S.A.	21,625,229
Banistmo S.A.	11,125,504
Banagrícola S.A. and subsidiaries	4,676,277
Grupo Agromercantil Holding S.A.	3,465,595
Nequi S.A. Finance Company	45,390
Renting Colombia S.A.S.	324,563
Negocios Digitales Colombia S.A.S.	102,321
Wompi S.A.S.	38,692
Wenia Ltd.	45,566
Investment in associates and joint ventures	50,507
Deferred tax assets	59,373
Other assets, net	690
TOTAL ASSETS	43,091,390
LIABILITIES
Borrowings from other financial institutions	1,527,432
Preferred shares	545,873
Deferred tax liabilities	1,569,650
TOTAL LIABILITIES	3,642,955
EQUITY	-
Share capital	480,914
Additional paid-in capital	37
Appropriated reserves	11,095,372
Retained earnings	17,733,633
Profit for the Period	2,338,024
Accumulated other comprehensive income, net of tax	7,800,455
TOTAL EQUITY	39,448,435
TOTAL LIABILITIES AND EQUITY	43,091,390

Statement of income:

Figures
Operating income
Equity method	2,357,726
Bancolombia S.A.	2,042,793
Banistmo S.A.	107,923
Banagrícola S.A. and subsidiaries	187,878
Grupo Agromercantil Holding S.A.	38,940
Nequi S.A. Finance Company	(15,646)
Renting Colombia S.A.S.	4,676
Negocios Digitales Colombia S.A.S.	566
Wompi S.A.S.	82
Wenia Ltd.	(13,956)
Asociadas y negocios conjuntos	4,470
Dividends	5
Total income, net	2,357,731
Operating expenses	-
Interest expense	(19,370)
Total expenses	(19,370)
Profit before income tax	2,338,361
Income tax	(337)
Net profit	2,338,024

The subsidiaries of Cibest are as follows:

Company	Country	Corporate purpose	% of interest and voting rights held as of June 2025
Banistmo S.A.	Panamá	Financial services	100.00%
Banagrícola S.A. and subsidiaries	Panamá	Financial services holding	99.17%
Grupo Agromercantil Holding S.A.	Panamá	Financial services holding	100.00%
Nequi S.A. Finance Company	Colombia	Financial services	94.99%
Renting Colombia S.A.S.	Colombia	Operating lease	94.58%
Negocios Digitales Colombia S.A.S.	Colombia	Payment solutions	100.00%
Wompi S.A.S.	Colombia	Technology services	100.00%
Wenia Ltd.	Bermuda	Technology services	100.00%
Bancolombia S.A.	Colombia	Financial services	94.50%
Inversiones Cibest S.A.S.	Colombia	Investment	100.00%
Cibest Investment Management S.A.S.	Colombia	Investment	100.00%
Valores Cibest S.A.S.	Colombia	Investment	100.00%
Cibest Inversiones Estratégicas S.A.S.	Colombia	Investment	100.00%

At the Extraordinary General Shareholders’ Meeting of Cibest held as of June 9, 2025, a share repurchase program was approved for the common shares, preferred dividend shares without voting rights, and ADR's of Grupo Cibest S.A., for an amount of up to one trillion three hundred fifty billion Colombian pesos (COP 1,350,000 million), over a period of up to one (1) year, starting from the date the Repurchase Program regulations are approved by the Board of Directors. In connection with this share repurchase program, the Shareholders’ Meeting also approved a reallocation of the legal reserve and the creation of a reserve specifically designated for the repurchase of shares.

As of June 30, 2025, Cibest has 21 employees.

NOTE 2. MATERIAL ACCOUNTING POLICIES

A. Basis for preparation of the condensed separate interim financial statements

The condensed interim financial statements for the six-month period ended June 30, 2025 have been prepared in accordance with International Accounting Standard 34 – Interim Financial Reporting (“IAS 34”), issued by the International Accounting Standards Board (IASB).

These condensed interim financial statements do not include all the disclosures and information that are typically required in annual financial statements. As these are the entity’s first financial statements, additional information has been incorporated in accordance with the materiality and relevance criteria established by the Accounting and Financial Reporting Standards (NCIF) accepted in Colombia, which are based on the International Financial Reporting Standards (IFRS), pursuant to the Technical Regulatory Framework issued through Decree 2420 of 2015 and its amendments, issued by the Ministry of Finance and Public Credit and the Ministry of Commerce, Industry and Tourism. These financial statements have not been audited.
The preparation of condensed separate interim financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported and disclosed amounts in the condensed separate interim financial statements. The estimates and underlying assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Preparation of the condensed separate interim financial statements undergoing concern basis

Management has assessed Cibest’s ability to continue as a going concern and confirms that Cibest has adequate resources, liquidity and solvency to continue operating the business for the foreseeable future, which is at least, but is not limited to, 12 months from the end of the reporting period. Based on Cibest's liquidity position at the date of authorization of the condensed separate interim financial statements, Management maintains a reasonable expectation that it has adequate liquidity and solvency to continue in operation for at least the next 12 months and that the going concern basis of accounting remains appropriate.

The condensed separate interim financial statements were prepared on a going concern basis and do not include any adjustments to the reported carrying amounts and classification of assets, liabilities and expenses that might otherwise be required if the going concern basis were not correct.

Assets and liabilities are measured at cost or amortized cost, except for some financial assets and liabilities and investment properties that are measured at fair
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value. Financial assets and liabilities measured at fair value comprise those classified as assets and liabilities at fair value through profit or loss and equity securities measured at fair value through other comprehensive income (“OCI”) in equity. Investments in subsidiaries, associates and joint ventures are measured using the equity method.

The condensed separate interim financial statements are stated in Colombian pesos (“COP”) and figures are stated in millions, except earnings per share, diluted earnings per share and the exchange rate, which are stated in units of Colombian pesos, while other currencies (dollars, euro, pounds, etc.) are stated in thousands.

The condensed separate interim financial statements are those that serve as the basis for the regulatory compliance, distribution of dividends and other appropriations by the shareholders.

Transactions between entities under common control

The combination of entities under common control refers to transactions in which entities that are under the control of the Group—both before and after the combination—are merged, and such control is not transitory.

For transactions under common control, Cibest has elected, as an accounting policy, to use the predecessor value method for the recognition of intercompany transactions. This means that the assets and liabilities spun off from the entity or spun-off business are recognized in the condensed separate interim financial statements of the company at their carrying amount, as recorded prior to the transaction date.

Cibest presents the net assets received retrospectively from the date of the transfer.

During the second quarter of 2025, Cibest assumed the position of parent of the economic group. Therefore, from that date onward, the condensed separate interim financial statements presented include all subsidiaries previously consolidated by Bancolombia S.A. For further information, see Note 1 – Reporting Entity.

B. Presentation of the condensed separate interim financial statements

Cibest presents the condensed separate interim statement of financial position ordered by liquidity and the condensed separate interim statement of income is prepared based on the nature of expenses. Revenues and expenses are not offset unless such treatment is permitted or required by an accounting standard or interpretation and described in Cibest's policies.

The condensed separate interim statement of comprehensive income presents net income and items of OCI classified by nature and grouped into those that will not be reclassified subsequently to profit or loss and those that will be reclassified when specific conditions are met. Cibest discloses the amount of income tax relating to each item of OCI.

The condensed separate interim statement of cash flows was prepared using the indirect method, according to which the starting point is net profit or loss of the period, whereby net income is adjusted for the effects of transactions of a non-cash nature, changes during the period in operating assets and liabilities, and items of income or expense associated with investing or financing cash flows.

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C. Material Accounting Policies

The material accounting policies that Cibest uses in preparing its condensed separate interim financial statements are detailed below:

1.Functional currency, transactions, and balances in foreign currency

The functional and presentation currency of Cibest´s condensed separate interim financial statements is the Colombian peso. Therefore, all balances and transactions denominated in currencies other than the Colombian peso are considered as foreign currency, which are translated into the functional currency using the exchange rates at the dates of the transactions.

Foreign exchange gains and losses resulting from the settlement of the transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at period end are generally recognized in net income.

Non-monetary items that are measured at cost are held at the exchange rate at the transaction date, while those which are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. When a gain or loss on a non-monetary item is recognized in the condensed separate interim statement of comprehensive income, any exchange component of that gain or loss is recognized in other comprehensive income. Conversely, when a gain or loss on a non-monetary item is recognized in net income, any exchange component of that gain or loss shall be recognized in net income.

The table below sets forth the exchange rate used by Cibest to convert transactions in U.S. dollar into Colombian pesos:

	6/30/2025	12/31/2024
Closing exchange rates	4.069,67	4.409,15

2.Cash and cash equivalents

Cibest considers cash and cash equivalents to include cash, balances at banks and other financial institutions, as shown in Note 3. Cash and cash equivalents.

3.Financial instruments

A financial instrument is a contract that gives rise to a financial asset of one entity and, simultaneously, to a financial liability or equity instrument of another entity.

3.1. Financial assets

Financial assets are recognized when Cibest becomes party to the contractual provisions of the instrument. This includes regular way purchases and sales, which
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are those purchases and sales of financial assets that require the delivery of assets within the time frame established by regulation or convention in the marketplace. Cibest uses settlement date accounting for regular way contracts when recording financial asset transactions.

At initial recognition, Cibest measures financial assets at fair value plus, in the case of a financial asset that is not measured at fair value through profit or loss, the transaction costs directly attributable to the acquisition of the financial assets. Transaction costs of financial assets subsequently measured at fair value with changes in profit or loss are recognized as expenses in the income statement.

3.1.1.    Classification and measurement of financial assets

Cibest measures equity instruments at FVTPL. Likewise, Cibest has made an irrevocable choice to present subsequent changes in the fair value of some equity instrument investments that are not held for trading in other comprehensive income. Dividends from such investments are recognized in the income statement when the right to receive payment is established.

Accumulated gains or losses in other comprehensive income at the time of derecognition of a financial asset are reclassified from equity to the income statement, except for investments in equity instruments for which Cibest has made the irrevocable choice to present subsequent changes in fair value in other comprehensive income; for these, reclassification is made to the "retained earnings" line.

3.2.    Financial liabilities

At initial recognition, Cibest measures its financial liabilities at fair value. The transaction costs that are directly attributable to the financial liability are deducted from its fair value if the instruments are subsequently recognized at amortized cost or will be recognized in the statement of income if the liabilities are measured at fair value.

3.2.1.    Classification and measurement of financial liabilities

Financial liabilities are classified and subsequently measured as follows:

•Amortized cost: Measured at cost using the effective interest rate method.
•Fair value through profit or loss (“FVTPL”): Measured using fair value, with variations in value recognized in the income statement.
•Irrevocably designated at fair value through profit or loss: Irrevocably designated at fair value through profit or loss: Measured using fair value, with variations in value recognized in the income statement. The effect of changes in own credit risk is presented in other comprehensive income.

3.2.2.    Derecognition of Financial Liabilities

Cibest derecognizes a financial liability from the statement of financial position when it is extinguished; that is, when the contractual obligation has been paid or settled or has expired.

3.3. Compound instruments

Cibest recognizes compound financial instruments that contain both liability and equity components separately. Therefore, for initial measurement, the liability component is the fair value of a similar liability which does not have an equity component (determined by discounting future cash flows using the market rate at the date of the issuance). The difference between the fair value of the liability component and the fair value of the compound financial instrument, considered as a whole, is the residual value assigned to the equity component. After initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition. The liability component corresponds to the preferred dividend related to 1% of the subscription price, which is the payment of the minimum dividend on the preferred shares for each period, in accordance with Cibest's statutes.

4.Investments in subsidiaries, associates, and joint arrangements

4.1. Investments in subsidiaries

A subsidiary is an entity in which Cibest holds rights that give it the ability to direct the relevant activities, provided that it meets the following elements:

-Power over the investee that gives it the present ability to direct the relevant activities that significantly affect its performance.
-Exposure or right to variable returns arising from its involvement in the investee.
-Ability to use its power over the investee to influence the amounts of returns of the investor.

Under the equity method, the investment is initially recorded at cost, and is adjusted with the changes in Cibest's participation in the net assets of the subsidiary after the acquisition date, less any loss in value of the investment. When there are indications of impairment, the carrying amount of the investment will be evaluated in accordance with IAS 36 Impairment of Assets, as a single asset. Impairment losses are recognized in results when the carrying amount exceeds the recoverable amount, determined as the greater of the fair value less costs to sell and the value in use of the subsidiary.

Cash dividends received from the subsidiary are recognized by reducing the carrying amount of the investment.

4.2.    Investments in associates and joint ventures

An associate is an entity over which Cibest has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but does not have control or joint control to make those policies decisions.

A joint venture is an entity that Cibest controls jointly with other participants, where the parties maintain a contractual agreement that establishes joint control over the relevant activities of the entity (which only exists when decisions about those activities require unanimous consent of the parties sharing control) and the parties have rights to the net assets of the joint arrangement.

Cibest's investments in associates and joint ventures are initially recorded at cost and their results, assets and liabilities are subsequently included in the condensed separate interim financial statements using the equity method, except when the investment, or a portion thereof, is classified as held for sale, in which case it is accounted for in accordance with IFRS 5 Non-current assets held for sale and discontinued operations. When an investment in an associate or joint venture is held by, or is held indirectly through, an entity that is an investment entity, Cibest may elect to measure investments in those associates and joint ventures at fair value through profit or loss in the condensed separate interim financial statements. This election is applied on an investment-by-investment basis.

At the acquisition date, the excess of the acquisition cost of the associate or joint venture shares exceeding Cibest´s share of the net fair value of identifiable assets and liabilities of the investee is recognized as goodwill and is included in the carrying amount of the investment and it is not amortized. Any excess of Cibest’s share of the net fair value of the investee’s identifiable assets and liabilities over the cost of the investment is included as income in the determination of Cibest’s share of the associate or joint venture’s profit or loss in the period in which the investment is acquired. When necessary, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 Impairment of assets, as a single asset. Impairment losses are recognized in accordance with the policy for impairment of assets, cash-generating units and goodwill (see section 6. Impairment of assets, cash-generating units, of this note).

If Cibest's share of losses of an associate or joint venture exceeds Cibest's interest in that associate or joint venture (which includes any long-term interests that, in substance, form part of Cibest's net investment in the associate or joint venture), Cibest discontinues recognition its share of further losses and recognized subsequent losses only to the extent that Cibest has incurred legal or constructive obligations or made payments on behalf of the associate or joint venture.

When the equity method is applicable, adjustments are considered in order to adopt uniform accounting policies of the associate or joint venture with Cibest. The portion that corresponds to Cibest for changes in the investee´s other comprehensive income items is recognized in the statement of comprehensive income as “Unrealized gain/loss on investments in associates and joint ventures using equity method” and gains or losses of the associate or joint venture are recognized in the statement of income as “Other income on equity investments”, in accordance with Cibest's participation. Gains and losses resulting from transactions between Cibest and its associate or joint venture are recognized in Cibest´s condensed separate interim financial statements only to the extent of the unrelated investor´s interest in the associate or joint venture. The equity method is applied from the acquisition date until the significant influence or joint control over the entity is lost.

When the significant influence on the associate or the joint venture is lost, Cibest measures and recognizes any residual investment that remains at its fair value. The difference between the associate or joint venture carrying value (taking into account the relevant items of other comprehensive income), the fair value of the retained residual investment and any proceeds from disposing of a partial interest in the associate or joint venture, is recognized in the statement of income. The currency translation adjustments recognized in equity are reclassified to net income at the moment of disposal.

The unrealized gain or loss of an associate or joint venture is presented in the statement of comprehensive income, net of tax. Changes in the investment´s participation that arise from changes in other comprehensive income of an associate or joint venture are recognized directly in the investor’s statement of comprehensive income.

The dividends received from the associate or joint venture reduce the investment carrying value.

For further information, please see Note 6. Investments in associates and joint ventures.

5.Receivables

Represents receivable rights arising from the development of Cibest’s economic activities. These receivables are initially measured at fair value and reassessed at the end of the reporting period. Their recoverability is evaluated to determine the necessary provisions for impairment in case of potential loss contingencies.

5.1 Impairment of intra-group receivables

Represents receivable rights arising from the development of Cibest’s economic activities. These receivables are initially measured at fair value and reassessed at the end of the reporting period. Their recoverability is evaluated to determine the necessary provisions for impairment in case of potential loss contingencies.

6.Impairment of assets and cash generating units

Cibest evaluates at the end of each period whether there is any indication that on a stand-alone basis non-financial assets and cash-generating units are impaired. If some indication of impairment does exist, Cibest estimates the recoverable amount and asses if the carriyng amount exceeds such amount, in order to calculate if the impairment loss is recognized.

The recoverable amount of non-financial assets or cash-generating units is the higher of its fair value less costs of disposal and its value in use, where fair value is determined by Management by reference to market value, if available, by pricing models, or with the assistance of a valuation specialist. While value in use requires Management to make assumptions and use estimates to forecast cash flow for periods that are beyond the normal requirements of management reporting; and assess the appropriate discount rate and growth rate.

If an asset does not generate cash flows that are independent from the rest of the assets or group of assets, the recoverable amount is determined by the cash-generating unit to which the asset belongs.

The amount of impairment losses recognized in net income during the period are included in the statement of income as “Impairment of assets”. Impairment losses are subject to reversal, provided that the value of the asset or cash-generating unit has been recovered, without exceeding the carrying amount that would have been determined had no impairment loss been recognized.

7.Derecognition of non-financial assets

Cibest's non-financial assets are derecognized either on disposal or when they are permanently withdrawn from use and no future economic benefits are expected. The difference between the value obtained on disposal and the carrying amount is recognized in the statement of income.

8.Provisions, contingent liabilities, and contingent assets

Provisions

Provisions are recognized when Cibest has a present obligation (legal or constructive) as a result of a past event, where it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the obligation's value can be made.

The corresponding expense for any provision is presented in the statement of income, net of all expected reimbursement. The increase in the provision due to the time value of money is recognized as a financial expense.

Contingent liabilities

Possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events, not wholly within the control of Cibest, or present obligations that arise from past events but are not recognized because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligations or the amount of the obligations cannot be measured with sufficient reliability, are not recognized in the statement of financial position, but instead are disclosed as contingent liabilities, unless the possibility of an outflow of resources embodying economic benefits is remote, in which case no disclosure is required.

Contingent assets

Possible assets that arise from past events whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events, not wholly within the control of Cibest, are not recognized in the statement of financial position; instead, these are disclosed as contingent assets where an inflow of economic benefits is probable. When the realization of income is virtually certain, then the related asset is not a contingent asset, and its recognition is appropriate.

9.Revenue recognition

The equity method is applied by recognizing the investor’s share of the profits generated during the period by subsidiaries, associates, and joint ventures.

Dividend revenue of investments that are not associates or joint ventures are recognized when the right to payment of Cibest is established, which is generally when the shareholders declare the dividend. These are included in the statement of income as “Other income on equity investments”.

10.Employee benefits
10.1. Short term benefits
Cibest grants to its employees short-term benefits such as bonuses based on added value to clients and Cibest’s results, salaries, accrued performance costs and social security that are expected to be wholly settled within 12 months after the annual report being reported short term benefits are recognized as expenses in the line-item “Salaries and employee benefits” over the period in which the employees provide the services to which the payments relate.

10.2. Other long-term employee benefits

Cibest grants to its employees seniority bonuses as long-term employee benefits whose payment is not expected within the 12 months following the end of the annual period in which the employees have rendered their services. The cost of long-term employee benefits is allocated across the period from the time the employee was hired by Cibest and the expected date of obtaining the benefit. These benefits are projected up to the date of payment and are discounted through the projected unit credit method and is recognized as expense in the line-item “Salaries and employee benefits”.

10.3. Pensions and other post-employment benefits

Defined contribution plans

These are monthly contributions made by Cibest to a pension and severance funds, by each concept. Basically, this is an obligation limited to the amount that Cibest is legally required or has agreed to pay or contribute to a fund and is not required to make any additional contributions.

Contributions made to defined contribution plans are recognized as expenses in the line-item of the statement of income “Salaries and employee benefits”, recognized when they are accrued. Any unpaid contribution as of the reporting date of the statement of financial position are included as liability.

Defined benefit plans

These are post-employment benefit plans in which Cibest has the legal or constructive obligation to take responsibility for the payments of benefits that have been agreed.

This corresponds to a pension recognition bonus for which Cibest is responsible and must assume the actuarial risk related to such obligations. To this end, it performs an actuarial valuation using the Projected Unit Credit Method, which consists of projecting the growth of currently accrued pension benefits to reflect inflation and salary increases up to the pension payment date. These amounts are then discounted to present value using the risk-free interest rate that best reflects the time value of money (TES rate for Colombia), aligned with the characteristics and the weighted average duration of the benefit cash flows, the currency of the obligation, and maturities that most closely match the plan’s liabilities.

In determining the value of the plan liabilities, Management makes demographic and financial assumptions regarding life expectancy, inflation, discount rates, and pension increases, based on past experience and expectations. These financial assumptions are based on market conditions as of the financial statement reporting date.

11.Income tax

Income tax includes current tax and deferred tax. The current tax is the income tax payable with respect to the profit for the fiscal year, which arises in profit or other comprehensive income. A provision is made for current tax considering the tax bases and tax rates enacted at the date of preparation of the condensed separate interim financial statements.

Cibest recognizes, when appropriate, deferred tax assets and liabilities by estimating the future tax effects attributable to differences between book values of assets, liabilities and their tax bases. Deferred tax assets and liabilities are measured based on the tax rate that, in accordance with the valid tax laws in Colombia, must be applied in the year in which the deferred tax assets and liabilities are expected to be realized or settled. The future effects of changes in tax laws or tax rates are recognized in the deferred taxes as from the date of publication of the law providing for such changes.

Tax bases for deferred tax must be calculated by factoring in the definition of IAS 12 Income tax and the value of the assets and liabilities that will be realized or settled in the future according to the valid tax laws of Colombia.

Deferred tax liabilities due to deductible temporary differences associated with investments in subsidiary and associated entities or shares in joint ventures, are recognized, except when Cibest is able to control the period in which the deductible temporary difference is reverted, and it is likely that the temporary difference will not be reverted in the foreseeable future.

Deferred tax assets, identified with temporary differences, are only recognized if it is considered likely that Cibest will have sufficient taxable income in the future that allows it to be recovered based on the stand-alone entity expected cash flow forecast for the next three years.

Tax credit from fiscal losses and surplus amounts from the presumptive income on the net income are recognized as a deferred asset, provided that it is likely that Cibest will generate future net income to allow their offset.

The deferred tax is recorded as debit or credit according to the result of each of the companies that form Cibest, and for the purpose of disclosure on the statement of financial position it is disclosed as net.

The deferred income tax expense is recognized in the statement of income under the heading “Income tax”, except when referring to amounts directly recognized in OCI (Other Comprehensive Income) or equity.

Regulatory changes in tax laws and in tax rates are recognized in the statement of income under the heading “Income Tax” in the period when such rule becomes enforceable. Interest and fines are recognized in the statement of income under the other administrative and general expenses or in the caption "Income tax" of the income statement, when applicable.

Cibest periodically assesses the tax positions adopted in tax returns, and, according to the results of the tax audits conducted by the tax authorities, determines possible tax outcomes provided it has a present obligation and it is more likely than not that Cibest will have to dispose of the economic resources to cancel the obligation, and Cibest can make an accurate estimate of the amount of the obligation. Recognized amounts are based on a reasonably estimated amount that is expected that allows to cover the value of uncertain position in the future.

Transfers pricing policy

Cibest recognizes arm’s length operations with foreign economic links applying Arm’s Length Principle. These operations are documented and reported to the tax Administration according to the last evaluation date corresponding to the previous year.

D. Use of estimates and judgements

The preparation of condensed separate interim financial statements require Cibest's Management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, and expenses.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgments or changes in assumptions are disclosed in the notes to the condensed separate interim financial statements. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under current circumstances. Actual results may differ from these estimates if assumptions and conditions change.

The material accounting estimates that Cibest uses in preparing its condensed separate interim financial statements are detailed below.

1.Deferred tax

Deferred tax assets and liabilities are recorded on deductible or levied temporary differences originating between tax and accounting bases, taking into account the tax rules applicable in each country where Cibest has operations. Due to the changing conditions of the political, social and economic environment, the constant amendments to tax legislation and the permanent changes in the tax principles and changes in interpretations by tax authorities determining the tax bases for the deferred tax items involves difficult judgments including estimates of future gains, offsets or tax deductions. Accordingly, the determination of the deferred tax is considered a critical accounting policy.

For more information relating to the nature of deferred tax assets and liabilities recognized by Cibest, please see Note 7. Income tax.

2.Fair value of assets and liabilities

The fair value of Cibest's assets and liabilities is determined at the date of the statement of financial position. Cibest's fair value measurement process considers the characteristics of the asset or liability in the same way that market participants would take them into account when pricing the asset or liability at the measurement date; the estimate takes into account inputs from valuation techniques used to measure fair value.

To increase consistency and comparability in fair value measurements and related disclosures, Cibest specifies different levels of inputs that may be used to measure the fair value of financial instruments, as follows:

Level 1: Assets and liabilities are classified as Level 1 if there are observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets. An active market is one in which transactions occur with sufficient volume and frequency to provide pricing information on an ongoing basis. Instruments are valued by reference to unadjusted quoted prices for identical assets or liabilities in active markets where the quoted price is readily available, and the price represents actual and regularly occurring market transactions.

Level 2: Assets and liabilities are classified as Level 2 if in the absence of a market price for a specific financial instrument, its fair value is estimated using models whose input data are observable for recent transactions of identical or similar instruments.

Level 3: Assets and liabilities are classified as level 3 if unobservable input data were used in the measurement of fair value that are supported by little or no market activity and that are significant to the fair value of these assets or liabilities. The fair value of Level 3 financial assets and liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques.

Transfers into or out of Level 3 are made if the significant inputs used in the financial models measuring the fair values of the assets and liabilities became unobservable or observable, respectively, in the current marketplace. All transfers between the aforementioned levels are assumed to occur at the end of the reporting period.

The measurement of the fair value of financial instruments generally involves a higher degree of complexity and requires the application of judgments especially when the models use unobservable inputs (level 3) based on the assumptions that would be used in the market to determine the price for assets or liabilities. Determination of these assumptions includes consideration of market conditions and liquidity levels. Changes in the market conditions, such as reduced liquidity in the capital markets or changes in secondary market activities, may reduce the availability and reliability of quoted prices or observable data used to determine fair value.

When developing fair value measurements, Cibest maximizes the use of observable inputs and minimizes the use of unobservable inputs in measuring fair value. Additionally, Cibest uses third-party pricing services to obtain fair values, which are used to either record the price of an instrument or to corroborate internally developed prices. Third-party price validation procedures are performed over the reasonableness of the fair value measurements.

An analysis of fair value, hierarchy levels in measurement and any transfers between levels, if applicable, comparation with the carrying amounts and other relevant information is provided in Note 18. Fair value of financial assets

3.Uncertainty over income tax treatments

In the process of determining the current and deferred tax for periods subject to review by the tax authority, the applicable rules have been applied and interpretations have been made to take positions, on which different interpretations could arise from those made by the entity. Due to the complexity of the tax system, the continuous modifications of the fiscal rules, the accounting changes with implications in the tax bases and in general the legal instability of the country, at any time the tax authority could have different criteria from Cibest. Therefore, a dispute or inspection by the tax authority on a specific tax treatment may affect the deferred or current tax asset or liability Cibest´s accounting, in accordance with the requirements of IAS 12.

Management and its advisors believe that their decisions concerning the estimates and judgments made in each fiscal period are in accordance with those required by the current tax regulations, and therefore have not considered it necessary to recognize any additional provisions to those indicated in Note 10. Income tax.

E.Recently issued accounting pronouncements

Recently accounting pronouncements issued by IASB pending to incorporate in NCIF framework accepted in Colombia.

Amendments to IFRS 9 Financial instruments and IFRS 7 Financial instruments: disclosures - Classification and measurement of financial instruments: In May 2024, the Board issued amendments to the classification and measurement requirements in IFRS 9. These amendments respond to feedback from post-implementation review of the accounting standard and clarify the requirements in areas where stakeholders have raised concerns, or where new issues have emerged since IFRS 9 was issued.
These amendments include:

-Clarifying the classification of financial assets with environmental, social and corporate governance (ESG) and similar features: ESG-linked features in loans could affect whether the loans are measured at amortized cost or fair value. To resolve any potential diversity in practice, the amendments clarify how the contractual cash flows on such loans should be assessed.

-Settlement of liabilities through electronic payment systems: The amendments clarify the date on which a financial asset or financial liability is derecognised. The IASB also decided to develop an accounting policy option to allow a company to derecognised a financial liability before it delivers cash on the settlement date if specified criteria are met.

With these amendments, the IASB has also introduced additional disclosure requirements to enhance transparency for investors regarding investments in equity instruments designated at fair value through other comprehensive income and financial instruments with contingent features, for example features tied to ESG-linked targets.

The amendments are effective for annual reporting periods beginning on or after January 1, 2024, and early application is permitted.

These amendments have been reviewed by Management and have no impact on Cibest condensed separate interim financial statements and disclosures.

New standard NIIF 18 Presentation and Disclosure in Separate financial statements: In April 2024, the Board issued IFRS 18 to replace IAS 1 Presentation of Separate financial statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:

-Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.
-Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.
-More useful grouping of information in the condensed separate interim financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary condensed separate interim financial statements or in the notes. In addition, the new standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, and early application is permitted.

Management is assessing the impact that these amendments will have on Cibest's condensed separate interim financial statements and disclosures.
NOTE 3. CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flow and the statement of financial position, the following assets are considered as cash and cash equivalents:

	June 30, 2025	December 31, 2024
In millions of COP
Cash	-	-
Deposits from banks and other private financial institutions	5,415	-
Total cash and cash equivalents	5,415	-

NOTE 4. FINANCIAL ASSETS INVESTMENTS

Cibest's portfolio investment in financial instruments and derivatives as of June 30, 2025 and December 31, 2024 is described below:

Financial assets investments and derivative financial instruments	June 30, 2025	December 31, 2024
In millions of COP
Investments at amortized cost
Investments to maturity(1)	1,495,357	-
Total equity instruments(2)	4,159	38
Total financial investment instruments	1,499,516	38
(1)Corresponding to the virtual investment made in May 2025. See Note 12.2 - Other Operating Income.
(2)See detailed table of equity instruments measured at fair value through profit or loss.

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4.1. Investments in equity securities

The detail of investments in equity securities is as follows:

Total equity financial instruments	June 30, 2025	December 31, 2024
In millions of COP
Investments at fair value through profit or loss (1)	-	38
Investments at fair value with changes in OCI (2)	4,159	-
Total equity financial instruments	4,159	38

(1)See detailed table of equity instruments measured at fair value through profit or loss.
(2)See detailed table of equity instruments measured at fair value through OCI.

Equity instruments measured at fair value through profit or loss

Equity investments at fair value through profit or loss	Carrying amount
	June 30, 2025	December 31, 2024
In millions of COP
Bancolombia S.A (1)	-	38
Total investments at fair value through profit or loss	-	38

(1)The variation is due to changes in the Group's corporate structure; the investment in Bancolombia was reclassified as an investment in subsidiaries.

Equity instruments measured at fair value through OCI

Equity instruments measured at fair value through OCI	Carrying amount
	June 30, 2025	December 31, 2024
In millions of COP
Fiduciary Right – Inmobiliaria Cadenalco(1)	4,159	-
Total equity instruments measured at fair value through OCI	4,159	-
(1)See note 1. Reporting entity

The above investments are considered strategic for Cibest; therefore, there are no plans to sell them in the near term.

The fair value effect recognized in the statement of other comprehensive income, related to equity investment financial instruments, amounts to COP (1,702) for 2025. See Separate Statement of Other Comprehensive Income – Gain (Loss) on Valuation of Financial Instruments.

As of June 30, 2025, no impairment losses were recognized on equity instruments.

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NOTE 5. INVESTMENT IN SUBSIDIARIES

The detail of investments in subsidiaries as of June 30, 2025 and December 31, 2024 is as below:

			June 30, 2025 (1)		December 31, 2024
In millions of COP
Company name	Main activity	Country	% of ownership	Investment value	% of ownership	Investment value
Bancolombia S.A.	Financial services	Colombia	94.50%	23,316,584	-	-
Banistmo S.A.	Financial services	Panamá	100.00%	10,797,530	-	-
Banagrícola S.A.	Holding	Panamá	99.17%	4,608,882	-	-
Grupo Agromercantil Holding S.A.	Holding	Panamá	100.00%	3,366,363	-	-
Inversiones Cibest S.A.S. (2)	Investment	Colombia	100.00%	1,085,838	1	-
Renting Colombia S.A.S.	Operating lease	Colombia	94.58%	309,447	-	-
Negocios Digitales Colombia S.A.S.	Payment solutions	Colombia	100.00%	105,629	-	-
Wompi S.A.S.	Technology services	Colombia	100.00%	53,685	-	-
Cibest Investment Management S.A.S. (2)	Investment	Colombia	100.00%	49,230	1	-
Valores Cibest S.A.S. (2)	Investment	Colombia	100.00%	49,230	1	-
Cibest Inversiones Estratégicas S.A.S. (2)	Investment	Colombia	100.00%	49,230	1	-
Wenia Ltd.	Technology services	Colombia	100.00%	46,466	-	-
Nequi S.A. finance Company	Financial services	Colombia	94.99%	46,423	-	-
Total investment in subsidiaries					-	-

(1) The increase in investments in subsidiaries as of June 30, 2025, is explained by the corporate developments described in Note 1. Reporting Entity.
(2) The value of these investments was less than one million pesos in 2024.
The following tables sets forth the changes of the Bank's subsidiary investments as of June 30, 2025 and December 31, 2024:
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June 30, 2025
	Bancolombia S.A.	Banistmo S.A.	Banagrícola S.A.	Grupo Agromercantil Holding S.A.	Inversiones Cibest S.A.S.	Renting Colombia S.A.S.	Negocios Digitales Colombia S.A.S.	Others	Total
In millions of COP
Initial balance	-	-	-	-	-	-	-	-	-
Value received in the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	21,625,229	11,125,504	4,676,277	3,465,595	-	324,563	102,321	129,648	41,449,137
Equity method through income statement (1)	1,034,711	78,097	102,058	14,503	25,189	(15,116)	(626)	2,141	1,240,957
OCI (Equity method) (2)	(20,678)	(403,421)	(169,453)	(113,735)	(3,393)	-	3,934	(1,951)	(708,697)
Purchase / capitalizations	-	-	-	-	1,063,507	-	-	152,726	1,216,233
Dividends	(1,189,386)	-	-	-	-	-	-	-	(1,189,386)
Restitution of contributions	-	-	-	-	-	-	-	-	-
Profit for previous years	9,670	(2,650)	-	-	535	-	-	210	7,765
Final balance	23,316,584	10,797,530	4,608,882	3,366,363	1,085,838	309,447	105,629	294,264	43,884,537
(1) See Note 12.1. Net Income from Equity Method Investments
(2) Corresponds to other comprehensive income recognized as equity method as of June 30, 2025. See Separate Statement of Comprehensive Income.
The following is the supplementary information of the Cibest's most significant subsidiaries as of June 30, 2025 and December 31, 2024 without eliminations:
As of June 30, 2025

Company	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Bancolombia S.A.	256,710,552	232,162,034	78,821,839	3,124,114
Banistmo S.A.	41,897,932	37,256,031	2,134,560	185,746
Banagrícola S.A.	25,688,542	22,841,583	1,578,506	292,668
Grupo Agromercantil Holding S.A.	26,097,777	23,896,546	1,402,068	53,443
Renting Colombia S.A.S.	1,085,846	8	27,866	25,189
The financial statements as of June 30, 2025 have been used for the purpose of applying the equity method for the subsidiaries.
As of June 30, 2025 there are no restrictions or limitations on the ability of subsidiaries to transfer funds to the Bank in the form of dividends and other capital distributions; likewise, there are no contingent liabilities in connection with their interests in the aforementioned subsidiaries.

5.1 Hedge of a net investment in a foreign operation
Cibest uses hedge accounting for net investments in foreign operations with non-derivative instruments and has designated USD 359,000 in debt securities issued as hedging instruments.
The purpose of this operation is to protect Cibest from the exchange rate risk (USD/COP) of a portion of the net investment in Banistmo S.A., a company domiciled in Panamá City and whose financial statements are denominated in USD.
The book value and the hedged portion of the investment are listed below:

Banistmo S.A.	June 30, 2025
In thousands of USD
Net investment hedged in the hedging relationship (1)	359,000
Total net investment Banistmo S.A.	359,000
(1) As of December 31, 2024, there were no financial obligations.
The following is a detail of the hedging instruments of the net investment in the net foreign investment:

As of June 30, 2025

Debt securities issued in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/03/2022	17/03/2026	5.85%	234,000	234,000
25/03/2022	24/03/2026	5.84%	100,000	100,000
28/03/2022	27/03/2026	5.79%	25,000	25,000
Total debt securities			359,000	359,000

As of June 30, 2025, the amount of these obligations amounted to COP 1,461,011. For further information on obligations to correspondent banks, see Note 8, Borrowings from other financial institutions.

Measuring effectiveness and ineffectiveness
A hedge is considered effective if, at the beginning of the period and in subsequent periods, the changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge has been designated are offset.
Cibest has documented the evidence of effectiveness of the hedge of the net foreign investment based on the portion of the net investment hedged at the beginning of the hedging relationship amounting to USD 359,000. The hedge is considered perfectly effective since the critical terms and risks of the obligations that serve as hedging instruments are identical to those of the primary hedged position. The effectiveness of the hedge is measured before taxes.

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Gains or losses on translation of Banistmo's financial statements are recognized in OCI. Consequently, the exchange difference related to the translation of debt securities issued and borrowings from correspondent banks is recognized directly in OCI.

NOTE 6. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

The following table summarizes the balance sheet balances of investments in associates and joint ventures as of June 30, 2025 and December 31, 2024:

Composition	June 30, 2025 (1)	December 31, 2024
In millions of COP
Investments in associates	30,462	-
Joint ventures	22,021	-
Total	52,483	-
(1) The increase in investments in associates and joint ventures as of June 30, 2025, is explained by the corporate evolution transactions described in Note 1. Reporting Entity.

The following tables present the Cibest's investments in associates as of June 30, 2025 and December 31, 2024:

Company name	Principal activity	Country	June 30, 2025		December 31, 2024
			% of participation	Investment	% of participation	Investment
Protección S.A.	Administration of pension funds and severances	Colombia	0.69%	20,497	-%	-
International Ejecutiva de Aviación S.A.S.	Air transportation service	Colombia	37.50%	9,965	-%	-
Total investments in associates				30462

The following tables present the changes in the Cibest's investments in associates as of June 30, 2025:

June 30, 2025
	Protección S.A.	International Ejecutiva de Aviación S.A.S.	Total
In millions of COP
Value received in the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	20,163	9,828	29,991
Equity method recognized in income (1)	334	185	519
Equity method recognized in OCI (2)	-	(48)	(48)
Purchase / capitalizations	-	-	-
Dividends	-	-	-
Profit for previous years	-	-	-
Final balance	20,497	9,965	30,462
(1)See Note 12.1. Net income from equity method investments.
(2)See separate statement of comprehensive income.

The following presents the information related to Cibest's investments in joint ventures:
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Company name	Principal activity	Country	June 30, 2025		December 31, 2024
			% of participation	Investment	% of participation	Investment
Puntos Colombia S.A.S.	Customer loyalty management	Colombia	50.00%	22,021	-%	-
Total investments in joint ventures			-%	22,021	-%	-

The following table presents the changes in the Cibest’s investments in joint ventures as of June 30, 2025:

Puntos Colombia S.A.S.	June 30, 2025	December 31, 2024
In millions of COP
Balance at beginning of period	-	-
Value received in the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	20,516	-
Income in equity method (1)	1,505	-
Balance at end of period	22,021	-
(1)See Note 12.1 – Net income from equity method investments.

Below is the supplementary information on Cibest's most significant associates and joint ventures as of June 30, 2025 and December 31, 2024:

As of June 30, 2025

Company name	Classification	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Protección S.A.	Associates	3,181,840	794,835	778,638	145,796
International Ejecutiva de Aviación S.A.S.	Associates	136,628	132,952	38,840	3,104
Puntos Colombia S.A.S.	Joint ventures	286,028	241,988	179,855	8,658

The financial statements as of June 30, 2025 have been used for the purpose of applying the equity method for associates and joint ventures.

For the purpose of applying the equity method to associates and joint ventures, the financial statements as of May 31, 2025 have been used.

NOTE 7. INCOME TAX

The income tax is recognized in accordance with current tax regulations.
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7.1. Components recognized in the separate income statement
The following chart provides a detailed breakdown of the total income tax for periods ended June 30, 2025 y December 31, 2024:

Accumulated
2025
In millions of COP
Current tax
Fiscal year	-
Total, current income tax	-
Deferred tax	-
Fiscal year	(8,298)
Total, deferred tax	(8,298)
Total income tax	(8,298)
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7.2. Reconciliation of the effective tax rate

The detailed reconciliation between the total income tax expenses calculated at the current nominal tax rate and the recognized fiscal expense in the separate income statement for the periods ended June 30, 2025 y December 31, 2024:

	Accumulated
Effective tax rate reconciliation	2025	2024
In millions of COP
Income before taxes	3,557,143	1
Applicable tax at nominal rate	(1,245,000)	-
Non-deductible expenses for the determination of taxable profit	(10,444)	-
Net book and non-taxable income for the determination of taxable profit	1,255,723	-
Net tax and non-accountable income for the determination of taxable profit	(521)	-
Income from ordinary activities not constituting income or occasional gain from taxable activities	242	-
Other tax rate effects due to reconciliation between book income and tax expense	(8,298)	-
Total tax	(8,298)	-
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7.3. Components recognized in the Statement of Comprehensive Income Separate (OCI)

From January 1 to June 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Utility in valuation of financial instruments	1,702	(443)	1,259
Net income from investments in subsidiaries accounted for using the equity method	8,580,395	-	8,580,395
Loss on valuation of investments in associates and joint ventures	560	-	560
Loss on hedging of net investments in foreign operations	(3,973,894)	(19,172)	(3,993,066)
Net	4,608,763	(19,615)	4,589,148
See Statement of Comprehensive Income Separate

 7.4. Deferred tax
According to the financial projections, it is expected to generate enough liquid income to offset the items recorded as deductible deferred tax. These estimates start from the financial projections that were prepared considering information from the Cibest Group's economic research records, the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, loans growth and interest rates. In addition to these elements, the long-term Group's strategy is taken into account.

	December 31, 2024	Effect on Income Statement	Effect on OCI	Effects on equity	June 30, 2025
In millions of COP
Asset Deferred Tax:	-	-	-	-	-
Net investment coverage in foreign operations	-	(7,656)	(19,172)	59,373	32,545
Other Deductions	-	2	-	-	2
Total Asset Deferred Tax	-	(7,654)	(19,172)	59,373	32,547
Liability Deferred Tax:	-	-	-	-	-
Investment Valuation	-	(644)	(443)	(1,627)	(2,714)
Goodwill	-	-	-	(1,567,226)	(1,567,226)
Total, deferred tax liabilities	-	(644)	(443)	(1,568,853)	(1,569,940)
Total, net deferred tax	-	(8,298)	(19,615)	(1,509,480)	(1,537,393)

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7.5. Amount of temporary differences in subsidiaries, branches, and associates over which deferred tax was not recognized is

In accordance with IAS 12, no deferred tax credit was recorded, because Management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

June 30, 2025
In millions of COP
Temporary differences	-
Local subsidiaries	(24,550,074)
Foreign subsidiaries	(16,274,570)

 7.6. Dividends

7.6.1 Dividend Payment
Dividends to be distributed by the Cibest Group's will be subject to the application of section 48 and 49 of the Colombian Tax Code, and consequently, they will be subject to a withholding tax established by the norm. This is in accordance with the tax characteristics of each shareholder.

7.6.2 Dividends received from Colombian Subsidiary Companies
Considering the historical tax status of the dividends received by the Cibest Group's from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Cibest Group's, its affiliates and national subsidiaries belong to the same business group.

7.7. Tax contingent liabilities and assets
In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Cibest Group's.
In Colombia, due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax administration's judgment may differ from that applied by Cibest Group's at any time. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect accounting of assets or liabilities
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for deferred or current taxes, in accordance with the requirements of IAS 12. However.
Based on the criteria established in the interpretation of IFRIC 23, Cibest Group's did not recognize uncertain tax positions in its financial statements.

7.8. Tax contingent liabilities and assets
Cibest Group's recognizes transactions between related parties by applying the arm's length principle. These transactions are documented and reported to the Colombian tax administration. No transfer pricing adjustments are expected for the current fiscal year.
NOTE 8. BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS
The composition of financial obligations measured at amortized cost as of June 30, 2025 is as follows:
Obligations granted by foreign banks

Financial entity	Minimum rate	Maximum rate	June 30, 2025
In millions of COP
Financing with Correspondent Banks (1) (2)	-	-	1,486,690
Total	-	-	1,486,690
(1)As of December 31, 2024, there were no financial obligations. see Note 1 Reporting Entity.
(2)See Note 5.1 Hedge of a net investment in a foreign operation
(3)This amount includes translation of interest for COP 563 and accrual of interest for (COP 26,242)
The contractual maturities of financial obligations with foreign entities are as follows:

June 30, 2025
In millions of COP
Short term (less than 1 year)	1,486,690
Total	1,486,690

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NOTE 9. PREFERRED SHARES
Cibest recognized a financial liability for the obligation to pay preferential cash dividends to the holders of preferred shares.

Details of the liability related to preferred shares as of June 30, 2025 are as follows:

June 30, 2025
In millions of COP
Value received in the partial absorption-type spin-off from Bancolombia to Cibest	545,873
Interest expense on preferred stock	9,279
Total	555,152
See Note 10. Share Capital y 13.1 Interest expense.

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NOTE 10. SHARE CAPITAL

The subscribed and paid-in capital is the following:

	June 30, 2025	December 31, 2024
Authorized shares	1,400,000,000	-
Subscribed and paid-in shares:	-	-
Ordinary shares with a par value of COP 500	509,704,584	-
Preferred shares with dividend without voting rights with nominal value of COP 500	452,122,416	-
Total shares	961,827,000	-
Subscribed and paid-in capital (nominal value in millions of COP)	480,914	-
Authorized capital (nominal value in millions of COP)	700,000	-

Distribution and payment of dividends

Dividends must be approved at the ordinary general shareholders' meeting upon the recommendation of the Board of Directors.

Except in the events indicated below, this approval corresponds to a simple majority of the shares represented at the Meeting.

In accordance with the legal regime applicable to Cibest, the company is required to distribute at least fifty percent (50%) of its net profits, unless shareholders representing seventy-eight percent (78%) of the shares present at the meeting approve a different distribution amount. When the total of the legal, statutory, or occasional reserves exceeds one hundred percent (100%) of subscribed capital, the mandatory distribution of net profits increases to seventy percent (70%).

Dividend distribution must be made to all shareholders in cash and within the year following the General Assembly in which the dividend was declared. If not paid in cash, the dividend payment—requiring shareholders to receive it in the form of fully paid-up shares of the company—shall require the favorable vote of eighty percent (80%) of the represented ordinary shares and eighty percent (80%) of the subscribed preferred shares with no voting rights.

The annual net profits of Cibest must be applied as follows: (i) first, an amount equal to 10% of Cibest’s net profits to a legal reserve until such reserve is equal to at least 50% of the Cibest’s subscribed capital; (ii) second, to the payment of the minimum dividend on the preferred shares and without voting rights; and (iii) third, as may be determined in the ordinary annual general ordinary stockholders' meeting by the vote of the holders of a majority of the shares entitled to vote.

Common shares

The holders of common shares are entitled to vote on any matter subject to approval at an annual general ordinary stockholders' meeting. Within 15 calendar
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days prior to such meeting, such holders are entitled to inspect the books and records of the Company.

Also, the holders of common shares will receive a proportion of the profits subject to the provisions of law, statutes and established at general shareholders’ meeting.The dividend received by holders of common shares may not be higher than the dividend assigned to preferred shares and without voting rights.

Preferred shares with no voting rights

The holders of preferred shares with no voting rights are entitled to receive dividends based on the net profits of the previous year, after deducting the losses affecting the capital and after deducting the amount legally allocated to the legal reserve, but before creating or accruing any other reserve.

The minimum non-cumulative preferred dividend equal to one percent (1%) per annum of the subscription price of the preferred share provided that this dividend is higher than the dividend assigned to the common shares. Otherwise, the dividend will be increased up to an amount equal to the dividend per share of common stock.

The payment of the preferred dividend will be made at the time and in the manner established by the general shareholders' meeting and with the priority established by Colombian law.

Any stock dividend requires the approval of 80% or more of the shares present at a shareholders' meeting, which shall include 80% or more of the outstanding preferred shares. In the absence of such holders of preferred stock, a stock dividend may only be payable to holders of common stock who approve such payment.

Reserved Shares

These are the shares available between the maximum limit of authorized capital and the subscribed capital. Cibest has 438,173,000 shares in reserve.

NOTE 11. APPROPRIATED RESERVES

As of June 30, 2025 and December 31, 2024, the reserves were made up as follows:

	June 30, 2025	December 31, 2024
In millions of COP
For appropriation of net income (1)	8,578,816	-
Occasional reserve (2)	2,516,556	-
Total reserves (3)	11,095,372	-
(1)In compliance with Article 452 of the Commercial Code of the Republic of Colombia and is mandatory until it reaches fifty percent (50%) of subscribed capital. The legal reserve serves two specific purposes: to increase and maintain the company’s capital, and to absorb losses arising from operations. Therefore, its balance may not be distributed as dividends to shareholders

(2)The occasional reserve for equity strengthening and future growth amounts to 1,166,556, and the reserve for share repurchase amounts to 1,350,000, as approved by the General Shareholders’ Meeting on June 9, 2025.
(3)See Condensed Interim Statement of Changes in Equity – Separate of Grupo Cibest.

NOTE 12. OPERATING INCOME

The following information corresponds to operating income as of June 30, 2025:

12.1 Net Income from Equity Method Investments

	Accumulated	Quarterly
Income from equity participation	As of June 30, 2025 *	From April 1 to June 30, 2025
In millions of COP
Equity Instruments	-	(9)
Equity method	3,594,214	3,594,214
Bancolombia S.A.	3,077,505	3,077,505
Banistmo S.A.	186,020	186,020
Banagrícola S.A. and Subsidiaries	289,935	289,935
Grupo Agromercantil Holding	53,443	53,443
Inversiones Cibest S.A.S.	25,189	25,189
Other Subsidiaries	(37,878)	(37,878)
Equity method investments in associates and joint ventures	6,494	6,494
Puntos Colombia S.A.S.	4,329	4,329
International Ejecutiva de Aviación S.A.S.	1,164	1,164
Protección S.A.	1,001	1,001
Dividends	5	5
Total net income from equity interest (1)	3,600,713	3,600,704
(1)For further information, see Note 5 – Investments in Subsidiaries and Note 6 – Investments in Associates and Joint Ventures. The difference from the amounts reported of COP 1,240,957 and COP 2,024 presented in both notes corresponds to the effects of the partial spin-off of Bancolombia in favor of Grupo Cibest, amounting to COP 2,353,257 for subsidiaries and COP 4,470 for associates and joint ventures. See Note 1 – Reporting Entity..

12.2 Other operating income

	Accumulated	Quarterly
Other operating income. net	As of June 30, 2025 *	From April 1 to June 30, 2025
In millions of COP
Interest income	15,081	15,081
Virtual investment interest	14,340	14,340
Savings account interest	741	741
Other income	625	625
Exchange rate difference	625	625
Total other operating income, net	15,706	15,706

NOTE 13. OPERATING EXPENSES

The information corresponding to operating expenses as of June 30, 2025:

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13.1 Interest expense

	Accumulated	Quarterly
Interest expense	As of June 30, 2025 *	From April 1 to June 30, 2025
In millions of COP
Interest on preferred shares(1)	28,650	28,650
Interest on financial obligations	14,598	14,598
Total interest expense	43,248	43,248

(1) This amount includes COP 19,370 received during the spin-off process. See note Reporting Entity and interest accrued in May and June for COP 9,279.

13.2. Other administrative and general expenses

The details of other administrative and general expenses as of June 30, 2025, are as follows:

	Accumulated	Quarterly
Other administrative and general expenses	As of June 30, 2025 *	From April 1 to June 30, 2025
In millions of COP
Taxes (1)	11,230	11,230
Board of Directors' fees	464	464
Others (2)	3,126	3,126
Total other administrative and general expenses	14,820	14,820
(1) Mainly corresponds to stamp tax paid in connection with the spin-off of Banistmo, as well as other tax items such as tax on financial movements, with the primary amount being the stamp tax paid in Panamá due to the spin-off of Banistmo.
(2) Corresponds to payments made to the Medellín Chamber of Commerce for procedures related to the spin-off, including registration tax and stamp tax.
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NOTE 14. RELATED PARTY TRANSACTIONS

During the six-month period ended June 30, 2025, there were no related party transactions that had a material impact on Cibest’s financial position or results, except for the transaction disclosed in Note 1 – Reporting Entity.

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NOTE 15. LIABILITIES FROM FINANCING ACTIVITIES

The following table presents the reconciliation of the balances of liabilities from financing activities as of June 30, 2025:

	Beginning balance as of January 1, 2025	Cash flows		Changes other than cash		Ending balance as of June 30, 2025
			Liabilities transferred in the spin-off (1)	Adjustment for the effects of exchange rate changes	Accrued interest
In millions of COP
Liabilities from financing activities	-	-	-	-	-	-
Financial obligations	-	-	1,527,432	(55,340)	14,598	1,486,690
Preferred stock (1)	-	-	545,873	-	9,279	555,152
Total liabilities from financing activities	-	-	2,073,305	(55,340)	23,877	2,041,842
(1)*Includes the effects of the partial spin-off from Bancolombia S.A.to Cibest S.A.; see Note 1 Reporting Entity.
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NOTE 16. FAIR VALUE OF ASSETS AND LIABILITIES

The characteristics of the asset or liability are considered in determining fair value in the same manner as market participants would consider in pricing the asset or the liability at the measurement date.

Valuation process for fair value measurements

Fair value measurement is performed using the prices, inputs, and methodologies provided by the Group’s official pricing vendor, Precia.

All methodologies and procedures developed by the pricing services provider are supervised by the Superintendence of Finance of Colombia (SFC), which has its authorization.

The following table presents the carrying amount and fair value of assets and liabilities as of June 30, 2025 and December 31, 2024.

	June 30, 2025		December 31, 2024
	Carrying value	Fair value	Carrying value	Fair value
In millions of COP
Assets
Equity instruments (1)	1,495,357	1,495,357	-	-
Investments at amortized cost (1)	4,159	4,159	38	38
Total assets	1,499,516	1,499,516	38	38
Liabilities
Financial obligations (2)	1,486,690	1,486,690	-	-
Preferred stock (3)	555,152	359,235	-	-
Total liabilities	2,041,842	1,845,925	-	-
(1)See Note 4.1. Investments in equity securities
(2)See Note 8 Borrowings from other financial institutions
(3)See Note 9. Preferred shares

Fair value measurement

Assets and liabilities

a. Equity securities

Cibest performs the market price valuation of its equity investments using the prices provided by the official pricing services provider (Precia), and classifies these investments according to the procedure described at the beginning of this note. Likewise, to determine the fair value of unquoted equity securities, Cibest adjusts the value of the investment based on its ownership percentage and the subsequent changes in the issuer’s equity. Holdings in mutual funds, trusts, and collective portfolios are valued using the unit value calculated by the management company.

Fair value hierarchy

IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS the financial instruments are classified as follows:

Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

This category generally includes certain retained residual interests in securitizations, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Assets and liabilities measured at fair value on a recurring basis

The following table presents assets and liabilities by fair value hierarchy that are measured on a recurring basis as of June 30, 2025 and December 31, 2024:

ASSETS
Instrument type	June 30, 2025				December 31, 2024
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Equity instruments
Equity instruments at fair value	-	-	4,159	4,159	38	-	-	38
Total equity instruments	-	-	4,159	4,159	38	-	-	38
Total assets	-	-	4,159	4,159	38	-	-	38

Fair value of assets and liabilities that are not measured at fair value in the statement of financial position

The following table presents for each level of the fair value hierarchy Cibest's assets and liabilities that are not measured at fair value in the statement of financial position, however, the fair value as of June 30, 2025 and December 31, 2024:

ASSETS
Instrument type	June 30, 2025				December 31, 2024
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Equity instruments	-	-	1,495,357	1,495,357	-	-	-	-
Total	-	-	1,495,357	1,495,357	-	-	-	-

LIABILITIES
Instrument type	June 30, 2025				December 31, 2024
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Financial obligations	-	-	1,486,690	1,486,690	-	-	-	-
Preferred stock	-	-	359,235	359,235	-	-	-	-
Total	-	-	1,845,925	1,845,925	-	-	-	-

IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for being measured at fair value.

The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:

Short-term financial instruments

Short-term financial instruments are valued at their carrying amounts included in the consolidated statement of financial position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’ acceptances, accounts receivable, accounts payable, accrued interest payable and bank acceptances outstanding.

Borrowings from other financial institutions

The fair value of borrowings from other financial institutions were determined using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Cibest’s deposit rates.

Preferred shares

In the valuation of the liability component of preferred shares related to the minimum dividend of 1% of the subscription price, Cibest uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by Cibest and growth at a constant rate considering the Cibest’s own perspectives of the payout ratio.

Changes in level 3 fair-value category

The table below presents reconciliation for assets and liabilities measured at fair value, on a recurring basis using significant unobservable inputs as of June 30, 2025 and December 31, 2024:

As of June 30, 2025

Instrument type	Balance January 01, 2024	Included in income	Incluided in OCI	Purchases	Sales	Prepayments	Reclassifications	Transfers to Level 3	Transfers out of Level 3	Balance December 31, 2024
In millions of COP
Assets
Equity investments at fair value	38	-	(88)	4,247	-	-	(38)	-	-	4,159
Total assets	38	-	(88)	4,247	-	-	(38)	-	-	4,159

Level 3 fair value – transfers

The following were the significant level 3 transfers at June 30, 2025:

Transfers between Level 1 and Level 2 to Level 3:

As of June 30, 2025, no level transfers were reported for Cibest.

Transfers between Level 3 and Level 1 and 2:

As of June 30, 2025, no level transfers were reported for Cibest.

Transfers between Level 2 and Level 1 of the Fair Value hierarchy

As of June 30, 2025, no level transfers were reported for Cibest.

Quantitative Information about Level 3 Fair Value measurements

The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data. Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized through income statement. Favorable and unfavorable changes are determined on the basis of changes in the value of the instrument as a result of varying the levels of the unobservable input.

The following table sets forth information about significant unobservable inputs related to the Cibest’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of June 30, 2025

Instrument type	Fair value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Input sensitivity increased by 100 bps	Input sensitivity decreased by 100 bps
In millions of COP
Equity instruments	4,159	Based on price	Price	NA	NA	NA	NA

NOTE 17. EVENTS AFTER THE REPORTING PERIOD

The financial statements of Grupo Cibest S.A. for the year ended June 30, 2025, were authorized for issue by the Vice President of Finance on August 6, 2025.

On July 16, 2025, Grupo Cibest S.A. announced the commencement of its share repurchase program for common shares, preferred dividend shares without voting rights, and ADR's issued by Grupo Cibest. The program began on July 17, 2025, and is being carried out in Colombia through the trading systems of the Colombian Stock Exchange through Valores Bancolombia S.A. Corredor de Bolsa, and in the United States through an enhanced open market repurchase executed by Morgan Stanley & Co. LLC. See Note 1: Reporting Entity.

RISK MANAGEMENT

In the economic sphere, the first half of 2025 confirmed the continuation of the global macroeconomic stabilization process, supported by a gradual improvement in the pace of growth across several developed and emerging economies. At the same time, upside risks to inflation remain relevant, amid high indexation in service prices and increased trade barriers, which could exert inflationary pressures in the second half of the year. Additionally, geopolitical conflicts and the deterioration of public finances in some regions have contributed to heightened volatility in international financial markets.

MARKET RISK
Market risk refers to the possibility of incurring losses because of changes in share prices, interest rates and exchange rates.
At Cibest, market risks are identified, measured, monitored, controlled and communicated to make timely decisions for their adequate mitigation and to generate greater added value for shareholders. The guidelines or risk framework, policies and methodologies for market risk management are approved by the Board of Directors.
Measurement, management and control of market risks, an internal methodology is used by weighted historical simulation, using a confidence level of 99%, a holding period of 10 days, and a time window of one year or 250 daily data. .
Market Risk Management
This section describes the market risk to which Cibest is exposed, as well as the tools and methodologies used in its measurement as of June 2025.

Cibest measures the exposure to market risk using a Value at Risk (VaR) methodology by weighted historical simulation, with a 99% confidence level and a 10-day time horizon. As at 30 June 2025, Cibest's exchange rate Value at Risk amounted to $1.6 billion pesos, arising from US dollar exposure.
Assumptions and limitations of VaR model
Although VaR models represent a recognized tool for risk management, they have inherent limitations, including reliance on historical data that may not be indicative of the future behavior of market variables. Accordingly, VaR models should not be considered predictive of future outcomes. In this regard, an entity could incur losses that exceed the values indicated by the models for a specific day or period, i.e. VaR models do not calculate the largest possible loss. Accordingly, the results of these models and the analysis of these models are subject to the expertise and reasonable judgement of those involved in the entity's risk management.
LIQUIDITY RISK
Liquidity risk is understood as the inability to meet payment obligations in a full and timely manner on the corresponding dates due to insufficient liquid resources and/or the need to assume excessive funding costs.
Liquidity risk management policies and guidelines are defined through the various senior management levels. These levels consist of the board of directors, the risk committee and senior management, and are responsible for defining the risk appetite and hence the financial strategy to be followed.
The measures to control liquidity risk include the definition of liquidity limits, which allow a proactive assessment of the entity's level of exposure. The methodologies used to control liquidity risk include cash flows in the different currencies in which operations are conducted.
Exposure to liquidity risk:
To estimate liquidity risk, a cash flow is calculated to ensure that liquid assets held are sufficient to cover potential net cash outflows in 30 days. The liquidity indicator is presented as follows:

Liquidity Coverage Ratio	June 30th, 2025
In millions of COP
Net cash outflows into 30 days	19,162
Liquid Assets	5,264
Liquidity coverage ratio	24,426

Contractual maturities of financial assets and liabilities
Contractual maturities of principal on financial assets are presented below:
Contractual maturities of assets at June 2025

Assets	0-30 days	31 days -1 year	1-3 years	3-5 years	Over 5 years
In millions of COP
Cash and cash equivalents	5,415	-	-	-	-
Securities	1,440,402	41,116	-	-	-
Total Assets	1,445,817	41,116	-	-	-
Contractual maturities of principal on liabilities are presented below:
Contractual maturities of liabilities as at June 2025

Liabilities	0-30 days	31 days -1 year	1-3 years	3-5 years	Over 5 years
In millions of COP
Financial obligations	-	1,461,011	-	-	-
Preferred stock	-	555,152	-	-	-
Total Liabilities	-	2,016,163	-	-	-